                                                                   EXHIBIT 12.01



               ANALOG DEVICES, INC. AND CONSOLIDATED SUBSIDIARIES
             COMBINED WITH UNCONSOLIDATED AFFILIATES COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                               FISCAL YEAR                             NINE MONTHS ENDED
                                            --------------------------------------------------   -----------------------------
                                              1990       1991      1992      1993       1994     JULY 30, 1994   JULY 29, 1995
                                            --------    -------   -------   -------   --------   -------------   -------------
Income (loss) from continuing operations
  before provision for income taxes per
  statement of operations.................  $(13,563)   $ 9,382   $18,965   $55,525   $ 96,911      $68,394        $111,819
Add
  Portion of rents representative of the
    interest factor.......................     2,863      3,284     3,089     2,951      3,328        2,496           1,973
  Interest on indebtedness................     2,681      3,588     4,219     6,126      7,497        5,529           4,591
  Income/(loss) of unconsolidated
    affiliates............................      (548)       282        --        --         --           --              --
                                            --------    -------   -------   -------   --------      -------        --------
    Income as adjusted....................  $ (8,567)   $16,536   $26,273   $64,602   $107,736      $76,419        $118,383
                                            ========    =======   =======   =======   ========      =======        ========
Fixed charges
  Interest on indebtedness:
    Analog Devices, Inc. and consolidated
      subsidiaries........................  $  3,190    $ 4,778   $ 5,976   $ 7,184   $  7,149      $ 5,455        $  3,242
    Unconsolidated affiliates.............       286         84        --        --         --           --              --
                                            --------    -------   -------   -------   --------      -------        --------
                                               3,476      4,862     5,976     7,184      7,149        5,455           3,242
    Less amortization of
      premium/(discount) on forward
      exchange contracts on intercompany
      indebtedness........................      (795)    (1,274)   (1,757)   (1,058)       348           74           1,349
                                            --------    -------   -------   -------   --------      -------        --------
                                               2,681      3,588     4,219     6,126      7,497        5,529           4,591
  Portion of rents representative of the
    interest factor.......................     2,863      3,284     3,089     2,951      3,328        2,496           1,973
                                            --------    -------   -------   -------   --------      -------        --------
    Fixed charges.........................  $  5,544    $ 6,872   $ 7,308   $ 9,077   $ 10,825      $ 8,025        $  6,564
                                            ========    =======   =======   =======   ========      =======        ========
Ratio of earnings to fixed charges........        --(1)     2.4       3.6       7.1       10.0          9.5            18.0
                                            ========    =======   =======   =======   ========      =======        ========

---------------

(1) As a result of the loss incurred in fiscal year 1990, the Company was unable to cover fixed charges. The amount of such coverage deficiency was $14.1 million.
